PROSPECTUS SUPPLEMENT
(To Prospectus dated August 1, 1997)


                       EXECUTONE INFORMATION SYSTEMS, INC.
                        15,938,113 Shares of Common Stock


         The table beginning on page 10 of the Prospectus contained in the section entitled "Selling Shareholders" is revised to delete the listing for James W. Spencer and Watermark Investments Limited and to add the following Selling Shareholders:

                                                                                                      Number of
                                                                   Total Number of Securities    Shares to be Owned
                                        Total Number of Shares                 to                  Upon Completion
                                       Owned Prior to Offering          be Offered Hereby            of Offering
                                       -----------------------          -----------------            -----------
Watertone Holdings L.P.                        550,000                       550,000                     -0-

Watermark Investments Limited, LLC              75,000                        75,000                     -0-

Mr. Robert A. Berman                          1,246,192                     1,246,192                    -0-

Mr. Guillermo Montero                         1,075,813                     1,075,813                    -0-

Mr. Philip Berman                              371,250                       371,250                     -0-

Kaniewski Family Limited                       221,250                       221,250                     -0-
Partnership

Sheryl Smul Grantor Annuity Trust             1,075,813                     1,075,813                    -0-

Mr. Lawrence M. Friedberg, CPA                 185,625                       185,625                     -0-

Ms. Sheryl Smul                                185,625                       185,625                     -0-

Mr. Gunther Arzberger                           37,125                       37,125                      -0-

Mr. William I. Bard                             37,125                       37,125                      -0-

Mr. Shlomo Ben Hamoo                            3,712                         3,712                      -0-

Mr. and Mrs. Daryl B. Cramer                    9,281                         9,281                      -0-

Mr. Kenneth G. Cramer                           18,562                       18,562                      -0-

Ms. Dawn J. Jurewicz, Trust                    222,750                       222,750                     -0-
Officer, Independent Trust
Corporation
f/b/o Philip Datlof, M.D.

Mr. and Mrs. Paul deBary                       100,000                       100,000                     -0-


                                                                                                      Number of
                                                                   Total Number of Securities    Shares to be Owned
                                        Total Number of Shares                 to                  Upon Completion
                                       Owned Prior to Offering          be Offered Hereby            of Offering
                                       -----------------------          -----------------            -----------

Mr. Paul deBary                                122,750                       122,750                     -0-

Mr. Stephen R. Goldenberg                       61,256                       61,256                      -0-

Mr. Leonard Parker                              37,125                       37,125                      -0-

Mr. and Mrs. Burt Bloom                         18,562                       18,562                      -0-

Mr. Steven Schwimmer                            18,562                       18,562                      -0-

Dean Witter Reynolds, Inc. C/F                  37,125                       37,125                      -0-
Mr. Bruce Rosen, PSP

Richard J. Rose, M.D.                          111,375                       111,375                     -0-

Ms. Robin Rose                                 111,375                       111,375                     -0-

Kimi Sato                                       37,125                       37,125                      -0-

Tri-State Equity Partners, L.P.               2,250,000                     2,250,000                    -0-



         The addition of these Selling Shareholders and the shares of Common Stock owned by these Selling Shareholders does not increase the total number of shares of Common Stock registered for resale by the Selling Shareholders pursuant to the Prospectus dated August 1, 1997. The number of shares offered by the Selling Shareholders pursuant to the Prospectus has been reduced by two shares as a result of the rounding of the number of shares of Common Stock received by each of the holders of the Cumulative Convertible Preferred Stock, Series A, and the Cumulative Contingently Convertible Preferred Stock, Series B (collectively, the "Preferred Stock") upon the redemption of the Preferred Stock.

            The date of this Prospectus Supplement is June 16, 1999.